Exhibit (i)

Rachael M. Zufall
Managing Director, Associate General Counsel

8500 Andrew Carnegie Boulevard
Charlotte, NC 28262

T 704.988.4446
rachael.zufall@nuveen.com

September 26, 2024

The Board of Trustees
TIAA-CREF Funds
730 Third Avenue
New York, New York 10017-3206

Ladies and Gentlemen:

This opinion is furnished in connection with the filing by TIAA-CREF Funds (the “Trust”) of Post-Effective Amendment No. 148 to the Registration Statement (File Nos. 333-76651 and 811-09301) on Form N-1A (“Registration Statement”) covering an indefinite amount of securities in the form of shares in each series of the Trust (the “Shares”).

I have examined, or caused to be examined, the Certificate of Trust, Declaration of Trust and other corporate records of the Trust, a good standing certificate dated as of a recent date from the Secretary of State of the State of Delaware, and the relevant statutes and regulations of the State of Delaware.

My opinion in paragraph 1 with regard to valid existence in the State of Delaware is based solely on the certification by the Secretary of State of Delaware of the Certificate of Trust and good standing certificate.

On the basis of such examination, and subject to the qualifications and assumptions herein, it is my opinion that:

1.	The TIAA-CREF Funds is a statutory trust duly organized and validly existing under the laws of the State of Delaware.

2.	Subject to the continuing effectiveness of the Registration Statement, and assuming the continued valid existence of the trust of the TIAA-CREF Funds under Delaware law, the Shares have been duly authorized and, when issued as contemplated by the Registration Statement, will be validly issued, fully-paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement, and to the reference to my name under the heading “Legal matters” in the Statement of Additional Information.

Sincerely,

/s/ Rachael M. Zufall
Rachael M. Zufall